ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2010 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 10, 2010 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2010.

EST reported sales for the third quarter of 2010 of $587,905 compared to $379,269 for the same quarter in 2009. Net income for the third quarter of 2010 was $82,679, or $0.02 per share, compared with net loss of $27,642, or $(0.01) per share, for the third quarter of 2009. For the nine-month period, EST recorded a net income of $102,148 or $0.02 per share on sales of $1,615,557 for the nine month period ended September 30, 2010, compared with a net income of $8,475 or $0.02 per share on sales of $1,351,297 for the same period in 2009.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology. Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2010	Sept 30 2009	Sept 30 2010	Sept 30 2009
Sales	$587,905	$379,269	$ 1,615,557	$ 1,351,297
Net income (loss) before tax	126,079	(35,142)	146,748	4,475
Net Income (loss)	82,679	(27,642)	102,148	8,475
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share	$ 0.02	$ (0.01)	$ 0.02	$ 0.00
Diluted Earnings (Loss) per Share	$ 0.02	$ (0.01)	$ 0.02	$ 0.00

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2010	December 31, 2009
Cash and cash equivalents	$ 1,419,549	$ 919,608
Total current assets	3,130,092	2,967,352
Property & equipment (net)	50,394	70,580
Total assets	3,211,161	3,070,872
Total current liabilities	131,059	90,000
Long-term debt	-0-	-0-
Stockholders' equity	3,065,102	2,959,372

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM